Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273308

Prospectus Supplement No. 1 to Prospectus dated October 17, 2023

Marizyme, Inc.

Up to 915,071,257 Shares of Common Stock

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Marizyme, Inc. (“we,” “us,” “our,” or the “Company”), dated October 17, 2023 (Registration No. 333-268187) (the “Prospectus”), relating to the resale of up to 915,071,257 shares of common stock, par value $0.001 per share (“common stock”), of the Company that may be sold from time to time by the selling stockholders named in the Prospectus, which consist of:

●	13,971,324 shares of outstanding common stock held by existing stockholders;

●	221,939,338 shares of common stock issuable upon the conversion of the Company’s outstanding 10% Secured Convertible Promissory Notes (the “Convertible Notes”), assuming that all convertible debts and other liabilities under the Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●	380,986,336 shares of common stock issuable upon the exercise of the Company’s outstanding Class C Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions;

●	66,159,434 shares of common stock issuable upon the conversion of the Company’s outstanding 15% Original Issue Discount Unsecured Subordinated Convertible Promissory Notes (the “OID Convertible Notes”), assuming that the OID Convertible Notes are held until maturity and that all convertible debts and other liabilities under the OID Convertible Notes are converted into shares of common stock, without regard to any applicable limitations or restrictions;

●	84,546,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class E Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions;

●	80,796,202 shares of common stock issuable upon the exercise of the Company’s outstanding Class F Common Stock Purchase Warrants, without regard to any applicable limitations or restrictions; and

●	66,672,421 shares of common stock issuable upon the exercise of the Company’s Placement Agent Warrants, without regard to any applicable limitations or restrictions.

Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Current Report on Form 8-K which was furnished to the Securities and Exchange Commission (the “SEC”) on October 24, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

Our common stock is quoted for trading on the OTCQB tier of OTC Markets Group, Inc. (“OTCQB”) under the symbol “MRZM”. On October 20, 2023, the last reported sale price of our common stock on the OTCQB was $0.23 per share. We have applied to list our common stock under the symbol “MRZM” on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC. There can be no guarantee that we will successfully list our common stock on the Nasdaq Capital Market. The registration of the selling stockholders’ resale of the Company’s common stock as described in the Prospectus was not conditioned upon our successful listing on the Nasdaq Capital Market.

We are a “smaller reporting company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2023

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

(561) 935-9955
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under a Confidential Separation Agreement and General Release (the “Brooks Separation Agreement”), on October 18, 2023 (the “Brooks Separation Date”), the employment of Dr. Steven Brooks as Chief Medical Officer of Marizyme, Inc. (the “Company”) was terminated. Dr. Brooks’s employment ceased on the Brooks Separation Date. Dr. Brooks will receive all wages and health insurance reimbursement for health insurance billed during the time employed due to him through the Separation Date. In addition, Dr. Brooks will receive a lump sum payment of $25,000.00 within 30 days of Dr. Brooks’ execution and non-revocation of the Brooks Separation Agreement, which occurred on October 16, 2023. The Brooks Separation Agreement provided for a general release of claims against the Company, including any claims related to Dr. Brooks’ employment with the Company, Dr. Brooks’ separation of employment from the Company, and any tort or contract claims. The Brooks Separation Agreement also provided for a waiver of rights and claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.

Previously Dr. Brooks had been employed as Chief Medical Officer under an offer letter with the Company, dated December 1, 2020 (the “Brooks Offer Letter”), effective as of that date. This position provided annual compensation of $300,000, an annual discretionary bonus of potentially 25% of base salary based upon discretionary objectives to be outlined, and options to purchase 40,000 shares of common stock. The Company also provided Dr. Brooks a benefit package to include insurance coverage. Under a Marizyme Employment Terms and Conditions Agreement, dated January 14, 2021 (the “Brooks Employment Terms Agreement”), Dr. Brooks’ employment was at-will and terminable at any time, with or without cause. Under the Brooks Employment Terms Agreement, Dr. Brooks also agreed to a number of terms and conditions of employment, including: Disclosure and assignment of rights to all inventions to the Company during his period of employment; assignment of royalty-free rights to all products, processes, and services derived from Dr. Brooks’ inventions to the Company; nondisclosure of Confidential and Proprietary Information (as defined by the Brooks Employment Terms Agreement); general non-disparagement provisions; and non-solicitation of any employee, vendor, partner, or certain other parties upon Dr. Brooks’ termination, and, during the one-year period after termination, non-solicitation of any current employee or consultant hired within the last six-month period. The Brooks Separation Agreement provided that such terms and conditions of employment under the Brooks Employment Terms Agreement survive and remain binding and enforceable.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Offer Letter, dated December 1, 2020, between Marizyme, Inc. and Dr. Steven Brooks (incorporated by reference to Exhibit 10.9 to Form 10-K filed April 15, 2021)
10.2	Marizyme Employment Terms and Conditions Agreement, dated January 14, 2021, between Marizyme, Inc. and Dr. Steven Brooks
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2023	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer

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